Exhibit 10.35

FIRST AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of March, 2009 (the “Effective Date”) by and between Affirmative Insurance Holdings, Inc. (the “Company”) and Joseph Fisher (“Executive”).

PRELIMINARY STATEMENTS

A.	The Company has employed Executive as Senior Vice President, General Counsel, and Secretary since November 1, 2006;

B.	In connection with such employment, the Company and Executive entered into an Executive Employment Agreement dated November 1, 2006 (the “Anniversary Date”);

C.	The Company desires to promote Executive to Executive Vice President, General Counsel and Secretary and Executive desires to be employed by the Company in this capacity;

D.	The Company and Executive also desire to extend the Term of and amend other terms of the Executive Employment Agreement; and

E.	Each party desires to set forth in writing the terms and conditions of their understandings and agreements.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement:

STATEMENT OF AGREEMENT

1. Position.

(a) The Company agrees to employ Executive in the position of Executive Vice President, General Counsel, and Secretary. Executive shall serve and perform the duties which may from time to time be assigned to him by the Company’s Chief Executive Officer (“CEO”) that are consistent with his position, including responsibility for the general corporate legal affairs of the Company, its affiliates, subsidiaries, as well as their compliance with applicable regulations, including those established by the Department of Insurance, the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over the Company, and corporate governance (such as the Sarbanes-Oxley Act of 2002).

(b) Executive shall report directly to the CEO.

(c) Executive agrees to serve as Executive Vice President, General Counsel, and Secretary and agrees that he will devote his best efforts and substantially all of his business time and attention to all facets of the business of the Company and will faithfully and diligently carry out the duties of these positions; provided, however that Executive may devote reasonable time to activities involving professional, charitable, and similar types of organizations, speaking engagements and memberships on the boards of directors of other organizations, so long a such activities do not interfere with the performance of Executive’s duties hereunder, and do not represent a conflict of interest. Executive agrees to comply with, and will make reasonable efforts to ensure the Company is complying with, all Company policies in effect from time to time, and to comply with all laws, rules and regulations applicable to the Company, including, but not limited to, those established by the Department of Insurance, the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company.

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(d) Executive agrees to travel as reasonably necessary to perform his duties under this Agreement.

(e) The Company, in its sole discretion, may require that Executive be designated an employee of one or more of the Company’s subsidiaries or affiliates for such purposes as payroll and benefits administration. The employment of Executive by any such subsidiary or affiliate to facilitate the Company’s internal administrative purposes shall be considered employment by the Company within the meaning of this Agreement and shall not otherwise affect any of the rights or responsibilities of the Company or Executive hereunder, including, but not limited to, Executive’s level of compensation.

(f) The position of Executive Vice President, General Counsel and Secretary shall be located at the Company’s administrative offices, presently located in Chicago, Illinois.

2. Term of Agreement.

(a) Extension of Initial Term. The Initial Term of this Agreement shall be extended to seven (7) years from the Anniversary Date (“Initial Term”), unless otherwise terminated pursuant to Section 5 of this Agreement. For the avoidance of doubt, absent a termination pursuant to Section 5, the Initial Term of this Agreement shall expire on October 31, 2013. The Initial Term, and any further extension thereof shall be referred to herein as the “Term.”

(b) Expiration of Term. This Agreement will terminate automatically upon the expiration of the Term, or any extension thereof. The Company shall provide notice of its intention to renew or extend this Agreement to Executive at least six (6) months before the last day of the Term. In the event that the Company and the Executive do not agree to a renewal or extension of this Agreement, then as of the last day of the Term: (1) One hundred percent (100%) of Executive’s then-unvested stock options will immediately vest, (2) One hundred percent (100%) of Executive’s then-unvested restricted stock will immediately vest, and (3) Executive shall be entitled an amount equal to the previous year’s Bonus paid to Executive prorated on a daily basis for the number of days employed in the year of expiration of the Term, through the date of expiration of the Term.

3. Compensation and Benefits.

(a) Base Salary. Through October 31, 2009, the Company shall pay Executive an annual salary of at least Two Hundred Fifty Thousand Dollars ($250,000) (the “Base Salary”). Commencing on November 1, 2009 and throughout the remaining duration of the Term, the Base Salary amount shall be at least Three Hundred Thousand Dollars ($300,000). The Base Salary shall be paid on a bi-weekly basis pursuant to the Company’s standard payroll practices. Executive’s Base Salary shall be reviewed at least annually for consideration of appropriate merit increases and, once established, the Base Salary shall not be decreased during the Term without the consent of Executive.

(b) Bonus Opportunities. In addition to the Base Salary, Executive will be eligible to participate in the Company’s bonus plan(s) (“Bonus”) on a basis no less favorable than any other senior executive of the Company, with an annual target bonus of no less than fifty percent (50%) of Base Salary (the ‘Target Bonus”). Executive’s annual incentive opportunities shall be as determined by the Compensation Committee of the Board of Directors (“Board”).

(c) Stock. Executive will also be eligible to participate in the Company’s 2004 Amended and Restated Stock Incentive Plan (“Stock Plan”), as may be amended from time to time. Except as expressly provided herein, nothing in this Agreement shall affect, alter or amend any prior grants by the Company to Executive of restricted stock or stock options pursuant to the Executive Employment Agreement.

(d) Automobile Allowance. The Company shall provide Executive an automobile allowance in an amount to be determined from time to time by the Board or the Company’s Compensation Committee, provided that such amount shall be no less than one thousand dollars ($1,000) per month.

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(e) Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(f) Benefits Generally. The Company shall make available to Executive, throughout the term of this Agreement, benefits as are generally provided by the Company to its executive officers, including but not limited to any group life, health, dental, vision, long-term disability, short-term disability or accident insurance, 401(k) plan, supplemental retirement plan, deferred compensation plan, or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company for its executive officers and key management personnel; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy.

(g) Vacation. Executive shall be entitled to paid time off (“PTO”) of no less than twenty-seven (27) days during each calendar year, consistent with the policies then applicable to executive officers.

4. Reimbursement of Expenses. The Company shall reimburse Executive for all business expenses, which are reasonable and necessary and are incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers, or such other information and documentation as the Company may reasonably require. The CEO reserves the right to deny any unreasonable business expense.

5. Termination.

(a) Termination by the Company.

(i) Without Cause. The Company may terminate this Agreement for any reason or no reason upon thirty (30) days written notice to Executive. If the Company terminates this Agreement pursuant to this provision, the Company will provide Executive with the following: (1) the payment of all earned but unpaid Base Salary and PTO (“Accrued Compensation”), (2) an amount equal to Executive’s then-current Base Salary, (3) the payment of an amount equal to Executive’s then-current Target Bonus (items (2) and (3) constituting the “Additional Severance Payment”), and (4) full acceleration of the vesting of any-then unvested equity and equity-based awards, and (5) the continuation of substantially similar medical, life, dental, vision and disability insurance for Executive and Executive’s eligible spouse and family members, at the same cost to the Executive as existed immediately prior to the termination date, for a twelve-month (12) month period following termination or until Executive accepts new employment and becomes eligible for any such insurance, whichever time period is shortest. Executive shall provide Company with written notice within five (5) business days after he accepts new employment. The continued medical benefits will initially be provided through COBRA, and will subsequently be provided through coverage purchased by the Company for Executive and his eligible spouse and family members.

(ii) For Cause. The Company may terminate this Agreement at any time for Cause. Upon termination by the Company for Cause, Executive shall only be entitled to Accrued Compensation. “Cause” means any of the following:

a) Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with the Company, or any material violation of Company policies (including the Company’s ethics policies), or any law, rules, or regulations applicable to the Company, including, but not limited to, those established by the Department of Insurance, the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company or any failure by Executive to inform the Company of any material violation of any law, rule or regulation by the Company or one of its direct or indirect subsidiaries of which Executive has actual knowledge;

b) Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or any lesser crime having as its predicate element fraud, dishonesty, misappropriation, or moral turpitude;

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c) Executive’s neglect of duties or failure to perform obligations under this Agreement (other than due to disability) that materially causes harm to the Company or that has materially damaged or interfered with the Company’s relationships with its customers, suppliers, employees or other agents; provided, however, that the Company shall give the Executive written notice of any actions or omissions alleged to constitute Cause under this subsection (c) and the Executive shall have thirty (30) days to cure any such alleged Cause;

d) Executive’s substance abuse or illegal use of drugs that impairs Executive’s performance, that materially causes harm to the Company or that, in the reasonable judgment of the Board. has damaged or interfered with the Company’s relationships with its customers, suppliers, employees or other agents;

e) Executive’s commission of an act or acts in the performance of his duties under this Agreement amounting to gross negligence or willful misconduct;

f) Executive’s breach of Sections 7 or 8 of this Agreement; or

g) Executive’s failure to remain an active member in good standing to practice law in the State of Illinois, or any other state where Executive is admitted to practice law.

h) The Company may place Executive on paid administrative leave from work during any investigation by the Company of a “cause” reason for Executive’s termination, and may prohibit Executive from coming into work, accessing the Company’s computer system, and contacting its employees or customers during this time; provided, however, upon a failure of the Board of Directors to find that Cause exists, such placing of Executive on leave two times during the Term shall constitute Good Reason under Section 5 below.

(b) Termination by Executive.

(i) No Good Reason. Executive may terminate this Agreement for any reason other than Good Reason upon providing thirty (30) days written notice to the Company. If Executive terminates this Agreement pursuant to this provision, the Company will pay Executive the Accrued Compensation.

(ii) For Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean termination of Executive’s employment with the Company by the Executive by giving at least thirty (30) days advance written notice within thirty (30) days of the occurrence of one of the following events:

a) Executive’s removal from his position as Executive Vice President, General Counsel, and Secretary, other than for Cause or by death or Disability, during the tem1 of this Agreement;

b) without Executive’s written consent, a reduction in Executive’s Base Salary or Target Bonus or any failure to pay Executive any compensation or benefits to which he is entitled within five (5) days of the date due; provided, however, that Executive shall give the Company written notice of any actions or omissions alleged to constitute Good Reason under this subsection (b) and the Company shall have ten (10) business days to cure any such alleged Good Reason;

c) in the event of a requirement that Executive relocate Executive’s principal office to a location that is more than forty (40) miles from the location of the Company’s administrative offices in Chicago, Illinois; provided, however, that travel as reasonably necessary to perform duties under this Agreement shall not be deemed a violation of this subsection (c);

d) a materially adverse change in Executive’s duties and responsibilities or a material reduction of compensation or benefits;

e) the Company’s material breach of any provision of this Agreement or any of the covenants contained herein that, if capable of being cured, remains uncured after Executive has delivered a written notice of breach to the Company and after the Company has had thirty (30) days after receipt of such written notice to cure such breach; or

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f) the failure of the Company to comply with and satisfy its obligations under Section 25 hereof.

Upon termination for “Good Reason” pursuant to this provision, Executive shall be entitled to all benefits and payments as provided in Section 5(a)(i) hereof for a termination by the Company without Cause. Executive shall only be required to give notice one time under this Section 5(b)(ii) and shall not be required to provide notice and a cure period for any breach or other action that is not capable of cure.

(c) Disability. The Company may terminate this Agreement at any time Executive shall be deemed by the Board to have sustained a “Disability.” Executive shall be deemed to have sustained a “Disability” if he shall have been unable, with reasonable accommodation, to perform his duties for a period of more than ninety (90) days in any twelve (12) month period. Upon termination of this Agreement for Disability, the Company shall pay Executive his Accrued Compensation, and an amount equal to the previous year’s Bonus paid to Executive prorated on a daily basis for the number of days employed in the year of termination through the date of termination (the “Pro Rata Bonus”).

(d) Death. This Agreement will terminate automatically upon Executive’s death. Upon termination of this Agreement because of Executive’s death, the Company shall pay Executive’s estate his Accrued Compensation, and the Pro Rata Bonus. If Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s designated beneficiary or, if there is no such designated beneficiary, to the legal representatives of Executive’s estate.

(e) Employment. Upon termination of this Agreement for any reason, including expiration of the Term, or a termination for a reason specified in this Section 5, Executive’s employment shall also terminate and cease, and Executive will voluntarily resign any Director or Board positions he holds, unless otherwise requested by the Company.

(f) Transition Period. Upon termination of this Agreement, and for a period of thirty (30) days thereafter (the “Transition Period”), Executive agrees to make himself available to assist the Company with transition projects reasonably assigned to him by the Board. Executive will be paid at a daily rate of Two Thousand Dollars ($2,000.00) dollars per day, for each day which Executive worked on behalf of the Company pursuant to this Section 5(1).

(g) Severance Payment. Any payment to Executive under this Section 5(a)(i) and 5(b)(ii) will be payable in equal monthly installments due on the first day of each month during the course of the Non-Interference Period. In the event of a payment to be made to Executive pursuant to any other provision of this Section 5, such payment shall be made within five (5) business days of such termination. Executive shall not be entitled to, and the Company shall not pay, any severance under any other plan, program or policy of the Company.

(h) Section 409A. Notwithstanding the foregoing severance provisions, unless the parties mutually agree that Executive is not a “Specified Employee” (as defined in Section 409A(a)(2)(B)(i) of the United States Internal Revenue Code of 1986, as amended (the “Code”)), as of the date of termination, or that Code Section 409A(a)(2)(B)(i) does not apply with respect to any payment(s) to Executive pursuant to any of the paragraphs of this Section 5, such payment(s) shall not (solely to the extent required by Code Section 409A(a)(2)(B)(i)) begin until the six (6) month anniversary of the date of termination, at which time Executive shall be paid a single lump sum equal to those payment(s) he would otherwise have received during such six (6) months. The balance of the payment(s) will continue in monthly installments thereafter through completion of the Non-Interference Period (with each monthly installment being paid in the gross sum of the full payment(s) divided by 12) as may be provided herein; provided, however, that if the parties determine that Executive is not a Specified Employee as of the date of termination (or that Code Section 409A(a)(2)(B)(i) does not apply with respect to a payment to Executive pursuant to Section 5), such payment shall be made in accordance with the provisions of this Section 5, provided that the requirements set forth in Section 6 have been satisfied by Executive.

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6. Release. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any payment set forth in Section 5(a)(i) or 5(b)(ii) of this Agreement, Executive agrees to execute (and not revoke) a severance and release agreement in the form attached hereto as Exhibit A (the “Release”). If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive the above-stated severance payments. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death. No payments shall be made under Section 5(a)(i) or 5(b)(ii)until the period to revoke the release has terminated.

7. Nondisclosure.

(a) The Company shall, immediately after executing this Agreement, provide Executive with some or all of the Company’s various trade secrets and confidential or proprietary information, including information he has not received before, consisting of, but not limited to, all information: that is non-public or proprietary to the Company, or its affiliates including, but not limited to, information concerning its business activities including, but not limited to, the present marketing and administration of certain insurance business and processes, including but not limited to any and all information concerning non-standard automobile insurance business, financial information, administrative procedures, pricing methods and policies, client lists and information, business and marketing strategies, claims and underwriting procedures and guidelines, claims and underwriting files, utilization review and manuals, data format, data gathering retrieval systems and methods, ideas about current and future services, and corporate governance, regulatory and legal matters. Confidential Information shall not include: (i) information that Executive may furnish to third parties regarding his obligations under Sections 7 and 8; (ii) information that becomes generally available to the public by means other than Executive’s breach of Section 7 (for example, not as a result of Executive’s unauthorized release of marketing materials), or (iii) information that Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (iii), Executive gives the Company reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b) Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during Executive’s employment with the Company and thereafter. Executive further agrees that he shall not, without the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company, except as Executive may be required by the lawful order of a court or agency of competent jurisdiction (“Court Order”). If such Court Order is issued, Executive shall inform the Company a reasonable time prior to compliance.

(c) Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within seventy-two (72) hours) after the termination or expiration of this Agreement for any reason.

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8. Noncompete, Nonsolicitation, and Non-Disparagement.

(a) Business Relationships and Goodwill. Executive acknowledges and agrees that, as an employee and representative of the Company, Executive will be given Confidential Information. Executive acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, Executive and the Company’s current and prospective customers, limited partners, and investors. Executive further acknowledges and agrees that there is a high risk and opportunity for any person given such responsibility and Confidential Information to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective customers, limited partners, and investors. Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation. Consequently, Executive agrees to the following noncompetition and nonsolicitation covenants.

(b) Scope of Noncompetition Obligation.

(i) Executive acknowledges and agrees that if he receives severance payments pursuant to Section 5(a)(i) or 5(b)(ii) above, the one (1) year period following the termination or expiration of this Agreement will constitute the non-compete, non-solicit and nondivert period (the “Non-Interference Period”). During his employment and during the Noninterference Period, Executive will not engage in duties or provide business services to a Competitor which are substantially similar to those Executive provided to the Company under this Agreement, in any capacity, upon the termination or expiration of this Agreement in states where the Company is doing business or has expended resources in pursuit of, or in preparation to do, business (“Prohibited Market”); provided, however, that the foregoing shall not apply in the event that the Term of this Agreement expires by reason of the Company’s election not to renew or extend this Agreement. The term “Competitor” means any: (i) insurance company providing non-standard automobile insurance coverage of any type or class as a primary line of business (in excess of fifteen percent (15%) of aggregate revenues), (ii) underwriting agency (or managing general agency) that produces and administers non-standard automobile insurance as a primary line of business, and (iii) retail agency that sells non-standard automobile insurance policies as a primary line of business; provided, however, that a subsidiary or affiliate of a competitor shall not be deemed to be a Competitor unless the subsidiary or affiliate itself meets the definition of “Competitor.”

(ii) Executive agrees that he shall not at any time during his employment divert away or attempt to divert away any business from the Company to another company, business, or individual. Additionally, Executive shall not, during the Non-Interference Period, Solicit, divert away or attempt to divert away business from any Company Customer, either directly or indirectly. “Company Customer” is defined as any then-current customer that Executive contacted, Solicited, serviced, or had accessed Confidential Information about. “Solicit” is defined as soliciting, inducing, attempting to induce, or assisting any other person, firm, entity, business or organization, whether direct or indirect, in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by Executive, the Company Customer, or any other person, firm, entity, business, or organization.

(iii) Executive further agrees that during the Non-Interference Period, he will not directly or indirectly: (a) Solicit, entice, persuade or induce any employee, agent or representative of the Company, who was an employee, agent or representative of the Company upon the termination or expiration of this Agreement, and whose employment has not been terminated by the Company, to terminate such person’s relationship with the Company or to become employed by any business or person other than the Company; (b) approach any such person for any of the foregoing purposes; (c) authorize, Solicit or assist in the taking of such actions by any third party; or (d) take actions to hire any such person.

(iv) Executive further agrees that, during the Non-Interference Period, he shall not own, manage, operate, control, invest or acquire an interest in, or otherwise similarly engage or participate in (whether as a proprietor, owner, member, partner, stockholder, director, officer, employee, consultant, joint venturer, investor, sales representative or other participant) any Competitor or business or entity that owns or operates, or controls another business or entity that owns or operates a Competitor located in the Prohibited Market; provided, however, that the foregoing provisions shall not prohibit the Employee from: (a) being a passive investor in any publicly traded entity, as long as any such investment does not exceed ten percent (10%) of the outstanding equity

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securities of such entity; (b) continuing as a non controlling investor in any entity which subsequent to the date of the Executive’s investment therein becomes the owner or operator of, or acquires control of another business or entity that owns or operates, a Competitor in a Prohibited Market (provided that if any entity in which the Executive is a non controlling investor acquires a non-standard automobile insurance in a Prohibited Market, the Executive shall limit his participation in such entity to a passive role); or (c) investing in or becoming employed by any entity whose ownership, operation or control of a Competitor is not material relative to its principal business activities provided Executive’s participation in such a Competitor is not a material part of Executive’s duties.

(v) If Executive requests, the Company will notify Executive in writing within fourteen (14) business days of the request whether any action proposed to be taken by Executive would be viewed by the Company in good faith to be inconsistent with Executive’s obligations in this Section 8(b). If the Company informs Executive that it would not consider such action to be a violation of any of Executive’s obligations in this Section 8(b), then the Company shall have forever waived any claim that such action taken by Executive violates any of Executive’s obligations in this Section 8(b).

(vi) Nothing in this Section 8(b) shall be interpreted to restrict Executive from engaging in the private practice of law.

(c) Non-Disparagement. During the term of Executive’s employment with the Company and following the termination or expiration of this Agreement for any reason, Executive shall not disparage, discredit or otherwise criticize, directly or indirectly, verbally or in writing, the Company or any of its subsidiaries, or any of their respective businesses, products, practices, trademarks, employees, officers, or directors. Further, during the term of Executive’s employment with the Company and following the termination or expiration of this Agreement, the officers of the Company shall not disparage, discredit or otherwise criticize Executive, directly or indirectly, verbally or in writing, including issuing a public statement.

(d) Acknowledgement. Executive acknowledges that the compensation and Confidential Information provided to Executive pursuant to this Agreement, give rise to the Company’s interest in restraining Executive from competing with the Company, that the noncompetition and nonsolicitation covenants are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

(e) Survival of Covenants. Sections 7 and 8 shall survive the expiration or termination of this Agreement for any reason. Executive agrees not to challenge the enforceability or the scope of Sections 7 and 8, but may, in an action brought by the Company against Executive under Section 7 or 8, challenge the Company’s interpretation of the plain language of Sections 7 and 8 of this Agreement. Executive further agrees to notify all future persons, businesses, or other entities, with which he becomes affiliated or employed by, of the restrictions set forth in Sections 7 and 8, prior to the commencement of any such affiliation or employment.

9. Severability and Reformation. If anyone or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if anyone or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

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11. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

If to the Company:	Chief Executive Officer
Affirmative Insurance Holdings, Inc.
150 Harvester Drive, Suite 300
Burr Ridge, Illinois 60527

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If to Executive:	Joseph Fisher – To such address as specified by the Executive to the Company from time to time in writing

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

12. Goveming Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction. Any action or arbitration in regard to this Agreement or arising out of its terms and conditions, pursuant to Sections 26 and 27, shall be instituted and litigated only in Chicago, Illinois.

13. Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement.

14. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.

15. Amendment. This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

16. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

17. Non-Waiver. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and Executive.

18. Announcement. The Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company’s discretion.

19. Use of Name, Likeness and Biography. The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of the Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent. This right shall terminate upon the termination of this Agreement. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive that is approved in advance by Executive.

20. Corporate Opportunities. Executive acknowledges that during the course of Executive’s employment by the Company, Executive may be offered or become aware of business or investment opportunities in which the Company mayor might have an interest (a “Corporate Opportunity”) and that Executive has a duty to advise the Company of any such Corporate Opportunities before acting upon them. Accordingly, Executive agrees: (a) that Executive will disclose to the Board any Corporate Opportunity offered to Executive or of which Executive becomes aware, and (b) that Executive will not act upon any Corporate Opportunity for Executive’s own benefit or for the benefit of any person other than the Company without first obtaining consent or approval of the Board (whose consent or approval may be granted or denied solely at the discretion of the Board; provided, that Executive,

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at Executive’s election, may act upon any such Corporate Opportunity for Executive’s benefit or the benefit of any other person if the Board has not caused Company to act upon any such Corporate Opportunity within sixty (60) days after disclosure of such Corporate Opportunity to the Company by Executive.

21. Right to Insure. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and by signing such applications and other instruments as may be reasonably required by the insurance carriers to which application is made for any such insurance.

22. Assistance in Litigation. Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall reasonably cooperate with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company will pay Executive Two Thousand Dollars ($2,000) per eight-hour day for Executive’s cooperation pursuant to this Section 22 and shall reimburse Executive for any expenses incurred with respect to such assistance.

23. Inconsistent Obligations. Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

24. Notification of New Employer. Upon termination of this Agreement for any reason, or expiration of this Agreement, Executive hereby consents to the notification by the Company to Executive’s new employer of the provisions of Sections 7, 8, and 9 of this Agreement. In addition, during the Non-Interference Period, in the event that Executive plans to render business services to a company that works in a similar field as the Company, Executive agrees to provide the Company with as much notice as possible of Executive’s intention to join that company or business but in no event will Executive provide less than two weeks notice of that intention; provided, however, the provision of such notice and the Company’s receipt thereof shall not constitute a waiver of any breach of any provision of this Agreement.

25. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

26. Remedies. The parties recognize and affirm that in the event of a breach of Sections 7 and 8 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 7 and 8, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Sections 7 or 8, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that the Company shall have the right to offset the amount of any damages resulting from a breach by Executive of Sections 7 or 8 against any payments due Executive under this Agreement; provided, however, that any such amount offset will be deposited into an escrow account pending adjudication of the dispute giving rise to the offset.

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27. Arbitration. Other than as stated in Section 26, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration will take place in Chicago, Illinois. All disputes shall be resolved by a one (1) arbitrator. The method for selecting the arbitrator is set forth in the AAA’s Commercial Arbitration Rules. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award those remedies set forth in Section 26. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded, including those set forth in Section 26 where the arbitrator finds Executive violated Sections 7 or 8. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

28. Indemnification. The Company agrees that if Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer or employee of the Company or is or was serving at the request of the Company as an officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as an officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, to the fullest extent legally permitted or authorized by the Company’s By-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time, except that this Section 28 shall not apply to the following Proceedings: (a) any Proceeding initiated or brought voluntarily by Executive against the Company or its directors, officers employees or other indemnitees, unless the Board of Directors has authorized or consented to the initiation of the Proceeding (or any part of the Proceeding), and (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Executive of securities of the Company within the meaning of Section l6(b) of the Exchange Act or any similar successor statute. The lights conferred on Executive by this Section 28 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the By-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification provided for by this Section 28 shall continue until and terminate upon the latest of: (a) the statute of limitations applicable to any claim that could be asserted against Executive with respect to which he may be entitled to indemnification under this Section 28, (b) ten years after the date that Executive has ceased to serve as a director or officer of the Company or as a director, officer, employee, member, or agent of any other corporation, limited liability corporation, partnership, joint venture, trust or other enterprise at the request of the Company, or (c) if, at the later of the dates referred to in (a) and (b) above, there is a pending Proceeding in respect of which Executive is granted rights of indemnification under this Section 28, one year after the final termination of such Proceeding, including any and all appeals. The indemnifications provided for by this Section 28 shall inure to the benefit of his heirs, executors and administrators.

29. Tax Gross Up.

(a) If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive under any other agreement in connection with a Change in Control, Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Code an any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, Company (including any successor to Company) shall pay to Executive at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the amount of any such payment, the “Parachute Tax Reimbursement”).

(b) In addition, Company (including any successor to Company) shall “gross up” such Parachute Tax Reimbursement by paying to Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Parachute Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes Executive shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement.

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(c) The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by a nationally recognized accounting firm selected by the Company (with all such cost borne by the Company), whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Executive.

(d) The term “Change in Control” shall mean a transaction or event (or series of transactions or events) as a result of which any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than any Excluded Person, the Company or any Company employee benefit plan, including its trustees) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of all of the securities of the Company held by New Affirmative LLC held immediately prior to such transaction or event (or series of transactions or events) and all director designees of New Affirmative LLC are no longer on the Company’s Board; provided, however, that in no event shall the distribution, sale, transfer, or acquisition of securities of the Company held by New Affirmative LLC or any Excluded Persons (or any successor thereof) to any Excluded Person trigger a “Change in Control.” “Excluded Person” shall mean any of New Affirmative LLC, Affirmative Investment LLC, The Enstar Group, Inc. and any of their respective stockholders, members, affiliates, subsidiaries, or any such persons under common control

30. Fees and Expenses. To induce the Executive to execute this Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement should the Company fail to perform its obligations under this Agreement:

(a) In the event that the Executive’s employment is terminated by the Company prior to a Change in Control either for Cause or without Cause, the Company shall reimburse the Executive for any reasonable attorneys’ fees, expenses and court costs incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (except as stated in Section 8(e), and including as a result of any litigation by the Executive regarding the benefits payable to the Executive pursuant to this Agreement); provided, however, that such reimbursement shall only be payable by the Company (i) if the Executive prevails on any material issues involved in such litigation and(ii) upon receipt of proof of such expenses.

(b) In the event that the Executive’s employment is terminated after a Change in Control either by the Company either for Cause or without Cause or by the Executive for Good Reason, the Company shall reimburse the Executive for any reasonable attorneys’ fees, expenses and court costs incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (except as stated in Section 8(e)), and including as a result of any litigation by the Executive regarding the benefits payable to the Executive pursuant to this Agreement) upon receipt of proof of such expenses regardless of which party, if any, prevails in the contest.

31. Voluntary Agreement. Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement, other than as specified in Section 5(h).

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IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

COMPANY

Dated:	March 30, 2009	By:	/s/ Kevin R. Callahan
Name: Kevin R. Callahan
Title: Chief Executive Officer

EXECUTIVE

Dated:	March 30, 2009	By:	/s/ Joseph G. Fisher
Name: Joseph G. Fisher

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